AMERICA FIRST APARTMENT INVESTORS, INC. TO ACQUIRE

NORTH CAROLINA APARTMENT PORTFOLIO FOR $62 MILLION

Omaha, Neb., September 18, 2006 – America First Apartment Investors, Inc. (NASDAQ:APRO), a multifamily real estate investment trust, announced today that it has signed a purchase and sale agreement to acquire a four property portfolio comprised of 1,052 apartments for approximately $62 million. The properties include Morganton Place and the Village of Cliffdale, both located in Fayetteville, North Carolina within close proximity to Ft. Bragg, the largest Army base in the United States, and Woodberry Apartments in Asheville, North Carolina. The portfolio also includes a third Fayetteville property, Cumberland Trace, which the Company intends to sell within the next few months after finalization of the portfolio acquisition, which is expected to close by the end of September.

“We believe this acquisition will fit well in our growing multifamily portfolio,” stated Jack Cassidy APRO’s Chief Executive Officer.” These properties should provide excellent current cash flow for APRO and enable us to benefit from the growth surrounding Ft. Bragg and the upside potential of the Asheville property within a very tight rental market. “We will be acquiring these assets with the cash provided by the sale of the Belvedere property in June of this year and long-term fixed rate mortgage financing. Given the level of cash flow generated currently by these properties, we fully expect these acquisitions to be accretive to our funds from operations.”

Morganton Place and the Village of Cliffdale, constructed in 1994 and 1992 respectively, represent two excellent apartment properties in Fayetteville. Both are located within close proximity to Ft. Bragg. Measured by the number of military service members, Ft. Bragg is the largest Army base in the United States. Under the most recent Base Realignment and Closure process announced in late 2005, Ft. Bragg will be gaining more than 20,000 Army personnel, Department of Army Civilians and family members over the next several years. APRO currently owns three properties located near other major military installations, including Waterman’s Crossing, Bluff Ridge and Tregaron Oaks. The performance of these properties has historically demonstrated strong, consistent revenue growth largely due to the stabilizing effect of the military presence.

Woodberry, a 168 apartment community ideally located near downtown Asheville, overlooks the city and presents scenic views for its residents. Situated within the splendor of the Blue Ridge Mountain range, Asheville enjoys the cooler summer climate while still offering temperate winter months. A vibrant healthcare and tourism industry underpins a solid economic base in Asheville, which has fostered a rental market with high occupancy levels. The region’s mountainous topography and the lack of available apartment sites limit the development of future rental communities. Given the excellent location of the property and Woodberry’s potential for increased revenue growth, the Company plans to begin several capital improvement projects following the acquisition, including a clubhouse renovation and apartment upgrades focusing on kitchens and baths.

In order to acquire these three properties, the Company will also need to purchase the Cumberland Trace property because the four properties are only being sold as a single portfolio. In general this property would not meet the acquisition criteria of APRO’s strategic plan if bought on a stand alone basis because it is an older property and is not as well located as the other two properties being acquired in Fayetteville. As a result, APRO does not intend to retain this property in its portfolio.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located primarily in the Southeast and Midwest regions of the United States. Its portfolio currently includes 29 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

CONTACT: Maurice Cox 800-239-8787

Jack Cassidy 212-935-8760